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                                                                 EXHIBIT 4.1(a)



                       [THE SANWA BANK LIMITED LETTERHEAD]






PRIVATE & CONFIDENTIAL

Our Ref.: 726/00-GF-610a

27th December, 2000

Jetcrown Industrial Limited
516-517 Hong Leong Ind. Complex,
4 Wang Kwong Road,
Kowloon Bay,
Kowloon

Attn: Mr. Richard Lau

Dear Sirs,

Re: Uncommitted Banking Facilities

We refer to the facility letter dated 27th October, 2000 (the "Facility Letter") whereby we agreed to make available to you various uncommitted banking facilities upon and subject to the terms and conditions set out therein.

We write to confirm that certain terms of the Facility Letter shall be amended as follows:

        (1)     Clause 1 of the Facility Letter shall be amended as follows:

        "1.     Facilities and Amount

        (a) A joint line facility of up to Hong Kong Dollars Twenty Two Million (HK$22,000,000) consisting of the following facilities:

                (i) uncommitted short-term multi-currency revolving loan facility;

                (ii)    overdraft facility; and

                (iii) import facility (including letter of credit opening, acceptance and bills receivable provided that the maximum tenor of each letter of credit shall not exceed six (6) months and the maximum tenor of any item under acceptance and bills receivable together shall not exceed 90 days).



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THE SANWA BANK LIMITED


                Provided always that the aggregate principal amounts outstanding under the loan facility and overdraft facility shall not at any one time exceed Hong Kong Dollars Seven Million Eight Hundred Thousand (HK$7,800,000).

        (b) Shipping guarantee facility (under our letter of credit) of up to Hong Kong Dollars Eight Million (HK$8,000,000).

        (c) Bills negotiation facility (under letter of credit) of up to Hong Kong Dollars Thirty Million (HK$30,000,000).

        (d) Forward foreign exchange facility of up to Hong Kong Dollars Sixteen Million (HK$16,000,000) provided that the entering into of each contract under this facility shall be subject to our sole discretion and upon such terms and conditions as we may determine.

        The above facilities (the "Facilities") offered hereunder by us are uncommitted and we reserve the right to terminate the Facilities or any part thereof at any time at our sole discretion."

(2) The following sub-clause (c) is added at the end of clause 10 of the Facility Letter:

        "(c)    Assignment

        You shall not assign any of your rights, benefits or obligations hereunder or in relation to the Facilities. We reserve the right to assign any of our rights under this facility letter and any other documents in relation to any of the Facilities and for this purpose we may disclose to any prospective successor or assignee such information about you, the Facilities, this facility letter, such other documents and the transactions and dealings between you and us in connection therewith as we may consider appropriate."

Save as amended herein, all other terms and conditions of the Facility Letter shall remain unchanged and in full force and effect.

The above amendment shall become effective upon our receipt of the duplicate of this letter duly signed by you and countersigned by Deswell Industries, Inc. as the guarantor together with the duly signed Overdraft Agreement and certified copies of the guarantor's and your relevant Board resolutions.



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THE SANWA BANK LIMITED



Yours faithfully,

For and on behalf of
The Sanwa Bank, Limited
Hong Kong Branch




/s/ T. TERASHIMA
---------------------
T. Terashima
Joint General Manager





                      ************************************





To:       The Sanwa Bank, Limited
          Hong Kong Branch


We hereby accept the above amendment to the Facility Letter and agree to be bound thereby.



For and on behalf of
Jetcrown Industrial Limited





/s/ LAU PUI HON
------------------------------
Name :  LAU PUI HON
Title:  DIRECTOR
Date:   JAN 3, 2001




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THE SANWA BANK LIMITED



We hereby acknowledge and agree to the above amendment to the Facility Letter and confirm that the Continuing Guarantee dated 12th November, 1994 given by us remains in full force, valid and effect.


For and on behalf
Deswell Industries, Inc.





/s/ LAU PUI HON
------------------------------
Name :  LAU PUI HON
Title:  DIRECTOR
Date:   JAN 3, 2001


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